EXHIBIT 10.2

AGREEMENT FOR ADVISORY SERVICES BY AND BETWEEN CLARK HOLDINGS, INC
AND EVEREST GROUP INTERNATIONAL LLC

This Agreement for Advisory Services (the "Agreement"), effective September 14, 2010 (the “Effective Date”), is by and between Clark Holdings Inc., with corporate offices at 121 New York Avenue, Trenton, NJ 08638 (hereinafter the "Client", “you”, “your”, “its”, “Company”, or “them”), and Everest Group International LLC, with an address at 600 Woodbrook Way, Lawrenceville, GA 30043 (hereinafter the "Advisor", “their”, “its”, or “EGI”), collectively hereinafter “Party” or “the Parties”.

WHEREAS, the Advisor is willing to perform certain work hereinafter described in accordance with the provisions of this Agreement;

WHEREAS, the Client finds that the Advisor is qualified to perform the work, all relevant factors considered, and that such performance will be in furtherance of Client’s efforts to reduce costs;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the Parties hereto agree as follows:

1.	ENGAGEMENT FOR SERVICES. The Client hereby engages the Advisor to undertake and perform the services (hereinafter “Engagement”) to include:

a)	Larry Hughes to serve as Interim President and Chief Operating Officer of the Company focusing exclusively on cost reduction as part of the Client’s strategy to increase market valuation;

b)	Responding to specific requests of the CEO and Board of Directors of Client as mutually agreed; and

c)	Providing other advisory services as mutually agreed by the Client and the Advisor.

1.1	The Advisor hereby accepts the Engagement described in Paragraph 1 herein and agrees to provide these services in a timely manner.

1.2
Larry Hughes, CEO of Everest Group International LLC, the Advisor, will be responsible for the overall Engagement. He may be assisted by other consultants employed by the Advisor, who may serve other clients of the Advisor on unrelated matters. Advisor will be an independent consultant paid on a Form 1099 basis and responsible for his own taxes.

1.3
Advisor will report directly to Gregory Burns, the Chief Executive Officer of the Client, and will make recommendations to and consult with the Board of Directors of Clark Holdings Inc., or designee, as may be directed.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

1.4
Client shall provide EGI with such documents, reports and necessary information required for the performance of EGI’s duties hereunder as EGI may request. Client acknowledges and agrees that all such documents, reports and information shall be deemed to contain true, accurate and complete information and that EGI may so rely on such documents, reports and information without independently verifying the veracity thereof.

1.5
It is agreed that the services to be rendered by Advisor may include analysis, preparation of projections, and other forward-looking statements, and numerous factors can affect the actual results, which may materially and adversely differ from those projections. In addition, Advisor will be relying on information provided by executives of the Company in the preparation of analysis, projections and other forward-looking statements. Advisor makes no representation or guarantee that an appropriate restructuring and cost reduction can be formulated, or is the best proper course of action. Advisor is not being requested to perform an audit.

1.6
Advisor shall maintain in the strictest confidence all “Confidential Information” and shall not disclose such Confidential Information to any person or entity other than the Client or its affiliates.  Advisor shall limit access of Confidential Information to those of its employees who are on a need-to-know basis and who are assisting the Advisor in providing services to the Client hereunder. As soon as practicable following the Termination Date, or, if earlier, the Early Termination Date, the Advisor shall return to the Client or destroy all Confidential Information and all copies thereof.  “Confidential Information” shall mean any and all oral or written information and data which Advisor obtains from the Company concerning the Company’s business, operations, strategies and prospects including, without limitation, sales, costs, pricing, financial data, business, marketing and operational projections, plans and opportunities, identification of and lists of vendors and suppliers, business records and other books and records relating to the Company together with analyses, compilations, studies or other information prepared, developed or derived by Advisor in connection with its engagement hereunder.  Confidential Information does not include information which: (i) is or becomes generally available to the public other than as a result of any breach of this Agreement by Advisor; (ii) becomes available to Advisor on a nonconfidential basis from a source (other than the Company or any of its representatives) which has represented to Advisor that such source is entitled to disclose it; or (iii) was known to Advisor on a nonconfidential basis prior to its disclosure to Advisor by the Company or its representatives.  In the event that Advisor becomes legally compelled to disclose any of the Confidential Information, Advisor will advise the Company in writing as soon as possible so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, Advisor will furnish only that portion of the Confidential Information which is legally required and will exercise its reasonable best efforts to ensure that confidential treatment will be accorded the Confidential Information.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

1.7
The Client acknowledges that any information will be provided by Advisor as a tool to be used at the discretion of the Client. Advisor will not be responsible for any action taken by the Client in following or declining to follow any of Advisor’s advice or recommendations. The services provided by Advisor hereunder are for the sole benefit of the Client and its affiliates and not any other third parties.

1.8	EGI’s Engagement cannot be relied upon to disclose errors, irregularities, oversights, fraud or illegal acts that may exist. EGI may inform Client of any such matters that come to EGI’s attention.

1.9	Client acknowledges and agrees, and Client shall cause any Third Party to acknowledge and agree, that EGI is not providing any CPA, accounting, tax or similar services as a part of the Engagement.

1.10	Client acknowledges and agrees, and Client shall cause any Third Party to acknowledge and agree, that EGI does not guarantee any outcome with respect to this Engagement.

2.	START DATE AND END DATE: The Engagement shall commence and terminate as follows:

a)	The term of the Advisor’s Engagement hereunder shall extend from September 14, 2010 and continue through January 31, 2011 (the “Termination Date"); and,

b)
Subject to Section 22 herein (“Survival”), either Party may terminate the Advisor’s Engagement hereunder at any time by giving the other Party at least five (5) days’ prior written notice (“Early Termination”).  The date of termination is the date of written notice plus five (5) days (“Early Termination Date”). This Engagement may be terminated at any time by mutual agreement.

3.	PAYMENT, FEES, AND INVOICING TERMS: The Client agrees to compensate the Advisor as follows:

a)
The time required to complete the Services under this Engagement will be a function of several variables that are currently unknown. Advisor will be paid a fee in the amount of twenty-seven thousand U.S. Dollars ($27,000.00) per month on a monthly basis, prorated for partial months, with a month defined to be 20 working days. The daily rate will be one thousand three hundred fifty U.S. Dollars ($1,350.00). The Advisor will work at least an average of 40 hours per week for Client, subject to unpaid periods of vacation and disability, but is otherwise unrestricted as to non-Client activities. There shall be no premium for weekend work.

b)
Client shall pay Advisor immediately upon receipt of invoice, a Retainer Fee in the amount of twenty-seven thousand U.S. Dollars ($27,000.00), to be held by Advisor until the end of the Engagement, when it will be applied against Advisor’s final billing and any credit immediately returned to Client.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

c)
Advisor will have a success fee opportunity defined by Client as “10% of January increase over September adjusted EBITDA (adjusting for Oct. Warehouse consolidation)”. Additionally, as soon as practical following the Effective Date, and subject to formal grant by the Company’s compensation committee, Larry Hughes will be granted a five-year non-qualified option for the purchase of 20,000 shares of the Company’s common stock under the Company’s 2007 Long Term Incentive Plan with an exercise price of $1.25 per share.  Such option shall fully vest on December 14, 2010, or earlier in the event of a change in control (as defined in the Company’s Long Term Incentive Plan) of the Company, provided that Advisor is engaged by the Company on such date or at the time of such change in control as the case may be.

d)	Larry Hughes will not participate in Company benefits including health insurance, 401K program, paid vacation, or severance.

e)	If Client requests that EGI be paid directly by a Third Party, Client shall nevertheless be responsible for such payments and hereby guarantees the prompt payment of any such amounts to EGI.

f)	Advisor will expense direct EGI administrative support per this Engagement, not to exceed $1,000 per month.

g)	Advisor will expense to Client 50% of legal fees for review of this Engagement Agreement and consultation, up to a maximum of $2,000.00.

3.1
Reimbursable Costs: Client shall reimburse the Advisor for all reasonable costs incurred in connection with the Services rendered. Reimbursable costs include, but are not limited to, travel costs, copies, delivery, and other costs and expenses attributable to the Services (the "Reimbursable Costs"). Travel costs are defined as air travel, ground transportation, lodging, meals, incidentals, and all other costs associated with travel. The Advisor shall provide to Client substantiation of Reimbursable Costs incurred. Payment is due within five (5) working days of expense report submittal, paid by separate check (not a wire transfer), and not included in Form 1099.

3.2	Invoices:

a)
The Advisor will submit to Client invoices each month for the prior month’s fees for payment by Client. Payment is due by wire transfer no later than the seventh calendar working day from the date the invoice is submitted by Advisor. Exhibit A includes the wire transfer details to be used for payment by the Client to Advisor under this Agreement;

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

b)
If Client has any valid reason for disputing any portion of an invoice, Client will so notify the Advisor within seven (7) calendar days of receipt of invoice by Client, and if no such notification is given, the invoice will be deemed valid.  The portion of the Advisor's invoice that is not in dispute shall be paid in accordance with the procedures set forth herein. Any successfully disputed amounts will be reconciled on the next subsequent invoice by Advisor; and,

c)
A finance charge of one and one half percent (1.5%) per month on the unpaid amount of an invoice, or the maximum amount allowed by law, will be charged on past due accounts.  Payments by Client will thereafter be applied first to accrued interest and then to the principal unpaid balance.  Client shall pay any attorney fees, court costs, or other costs incurred in collection of delinquent accounts.

3.3	Suspension of Work: If payment is past due, the Advisor, at its sole discretion, may suspend work, without any liability whatsoever, and may pursue any other rights and remedies available.

3.4	Early Termination:

a)
In the event of Early Termination by the Client, the Advisor shall keep all payments for services rendered and Reimbursable Costs, and Client shall pay promptly any fees due to the Advisor and all Reimbursable Costs if there are any such costs incurred and unpaid by the Early Termination Date; and,

b)
In the event of Early Termination by the Advisor, the Advisor shall return any net remaining balance of the Retainer, provide a full reconciliation of fees and Reimbursable Costs, and destroy, or return upon Client’s request, any confidential information pertaining to the Engagement. The Client shall promptly pay any fees due to Advisor and all Reimbursable Costs if there are any such costs incurred and unpaid by the Early Termination Date.

4.
REPRESENTATION: NO REPRESENTATION, EXPRESS OR IMPLIED, AND NO WARRANTY (INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, TITLE, OR OTHERWISE) OR GUARANTEE ARE INCLUDED OR INTENDED IN THIS AGREEMENT, OR IN ANY REPORT, OPINION, DELIVERABLE, WORK PRODUCT, DOCUMENT, OR OTHERWISE. FURTHERMORE, NO GUARANTEE IS MADE AS TO THE EFFICACY OR VALUE OF ANY SERVICES PERFORMED OR SOFTWARE MODEL DEVELOPED.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

5.
COVENANT REGARDING HIRING OF EGI PROFESSIONALS: Client agrees to notify Advisor if it or its affiliates extend an offer of employment to a representative of Advisor that Client knows is working on this Engagement (hereinafter “Advisor Representative”). In recognition of the training time and other resources Advisor invests in the development of its representatives, in the building of relationships between clients and Advisor’s representatives, the loss of client billable time that is necessitated by the transition of client files from a departing representative to another representative, and the difficulty of placing a monetary value on these investments by Advisor, Client and its holdings further agrees that if they hire any Advisor Representative that they know is working on the Engagement up to twelve (12) months subsequent to the date of final invoice rendered by Advisor for this Engagement, Client will pay to Advisor a cash fee in the amount of U. S. Dollars fifty thousand ($50,000.00). Such cash fee shall be paid upon Client’s or its holdings’ hiring of such Advisor Representative. This Agreement does not prohibit the Client or its holdings from making general solicitations for employment or from soliciting for employment any individuals who have ceased to be representative of Advisor.

6.	INDEMNIFICATION AND DIRECTOR AND OFFICERS LIABIILITY INSURANCE:

a)	Concurrently herewith, Client and Larry Hughes shall enter into an indemnification agreement substantially in the form of Exhibit B annexed hereto.

b)
The Company will provide D&O insurance coverage in the amount of no less than ten Million U.S. Dollars ($10 Million), along with written evidence to the Advisor that Larry Hughes is covered by such insurance. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for least three (3) years following the termination or expiration of this Agreement or will purchase a D&O extended reporting period or “tail” policy to cover Larry Hughes.

c)
In the event the Company is unable to obtain D&O insurance, or fails to include Larry Hughes under the Company’s D&O policy, or at any time the face amount of the Company’s D&O insurance coverage is less than ten Million U.S. Dollars ($10 Million); or the Company does not have first dollar coverage in effect for at least ten Million U.S. Dollars ($10 Million), then it is agreed that the Company will notify the Advisor and the Advisor will attempt to purchase a separate D&O policy, and that the cost of the same shall be invoiced to the Company as an out-of-pocket cash expense. If the Advisor is unable to purchase such D&O insurance, then the Advisor reserves the right to immediately terminate this Agreement.

7.
INSECURITY AND ADEQUATE ASSURANCES: If reasonable grounds for insecurity arise with respect to Client’s ability to pay for the Services in a timely fashion, the Advisor may demand in writing adequate assurances of Client’s ability to meet its payment obligations under this Agreement. Unless Client provides the assurances in a reasonable time and manner acceptable to the Advisor, in addition to any other rights and remedies available, the Advisor may partially or totally suspend its performance while awaiting assurances, without any liability.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

8.
SEVERABILITY:  Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining provisions, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts, or portions which may, for any reason, be hereafter declared invalid. Any provision shall nevertheless remain in full force and effect in all other circumstances.

9.	MODIFICATION AND WAIVER: Waiver of breach of this Agreement by either Party shall not be considered a waiver of any other subsequent breach.

10.	INDEPENDENT CONTRACTOR: The Advisor is an independent contractor of the Client.

11.
NOTICES:  All notices or other communications hereunder shall be in writing, sent by courier or the fastest possible means, provided that recipient receives a manually signed copy and the transmission method is scheduled to deliver within forty eight (48) hours, and shall be deemed given when delivered to the address specified below or such other address as may be specified in a written notice in accordance with this Section.

If to the Client:	If to the Advisor:
Clark Holdings, Inc. ATTN: Gregory E. Burns 373 Park Avenue South, 6th Floor New York, NY 10016	Everest Group International LLC ATTN: Larry Hughes 600 Woodbrook Way Lawrenceville, GA 30043

Any Party may, by notice given in accordance with this Section to the other Parties, designate another address or person or entity for receipt of notices hereunder.

12.
ASSIGNMENT:  The Agreement is neither assignable nor transferable by the Client without the written consent of the Advisor. This Agreement is neither assignable nor transferable by the Advisor without the written consent of the Client.

13.	SECTION HEADINGS: Title and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

14.
AUTHORIZATIONS AND COUNTERPARTS:  Each person executing this Agreement on behalf of a Party hereto represents and warrants that such person is duly and validly authorized to do so on behalf of such Party, with full right and authority to execute this Agreement and to bind such Party with respect to all of its obligations hereunder. This Agreement may be executed (by original or facsimile signature) in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

15.
RESIDUALS: Nothing in this Agreement or elsewhere will prohibit or limit the Advisor's ownership and use of ideas, concepts, know-how, methods, models, data, techniques, skill knowledge, and experience that were used, developed, or gained in connection with this Agreement. The Advisor and the Client shall each have the right to use all data collected or generated under this Agreement.

16.
COOPERATION: Client and its Affiliates will cooperate with the Advisor in taking actions and executing documents, as appropriate, to achieve the objectives of this Agreement. Client agrees that the Advisor's performance is dependent on the timely and effective cooperation with the Advisor. Accordingly, Client acknowledges that any delay by Client or its Affiliates or its Representatives or Employees may result in the Advisor being released from an obligation or scheduled deadline or in Client having to pay extra fees for the Advisor to meet a specific obligation or deadline despite the delay.

17.
GOVERNING LAW AND CONSTRUCTION: This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to the principles of conflicts of law. The language of this Agreement shall be deemed to be the result of negotiation among the parties and respective counsel and shall not be construed strictly for or against any party.

18.
ARBITRATION:  Any controversy, dispute or claim arising out of or related to this Agreement or breach of this Agreement shall be settled solely by confidential binding arbitration by a single arbitrator in accordance with the commercial arbitration rules of JAMS in effect at the time the arbitration commences.  The award of the arbitrator shall be final and binding.  No Party shall be entitled to, and the arbitrator is not authorized to, award legal fees, expert witness fees, or related costs of a party. The arbitration shall be held in Atlanta, GA.

19.
ENTIRE AGREEMENT:  This Agreement, including any exhibits, states the entire Agreement between the parties and supersedes all previous contracts, proposals, oral or written, and all other communications between the parties respecting the subject matter hereof, and supersedes any and all prior understandings, representations, warranties, agreements, or contracts (whether oral or written) between the Client and the Advisor respecting the subject matter hereof. This Agreement may only be amended by an agreement in writing executed by the Parties hereto.

20.
FORCE MAJEURE:  The Advisor shall not be responsible for delays or failures (including any delay by the Advisor to make progress in the prosecution of any Services) if such delay arises out of causes beyond its control. Such causes may include, but are not restricted to, acts of God, or of the public enemy, fires, floods, epidemics, riots, quarantine restrictions, strikes, freight embargoes, earthquakes, electrical outages, computer or communications failures, and severe weather, and acts or omissions of subcontractors or third parties.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

21.
USE BY THIRD PARTIES: Work performed by the Advisor pursuant to this Agreement is only for the purpose intended and may be misleading if used in another context.  Client agrees not to use any documents or work product produced under this Agreement for anything other than the intended purpose without the Advisor's written permission. This Agreement shall, therefore, not create any rights or benefits to parties other than to the Client and the Advisor.

22.	SURVIVAL: Sections 1.6 and 3 through 22 survive the expiration or termination of this Agreement for any reason.

23.
PUBLIC DISCLOSURES:   Prior to dissemination or filing, the Company will provide to Advisor and its counsel drafts of any  press release reportings and any SEC Form 8-K filings disclosing the engagement of Advisor, or making any other reference to the Advisor, for Advisor’s approval.  Advisor will not unreasonably delay or withhold its approval of such press releases or Form 8-K filings.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

Client:	Advisor:

Clark Holdings, Inc.	Everest Group International, LLC

By: Gregory Burns, CEO	By: Larry Hughes, CEO

Date:	Date:

September 14, 2010

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

EXHIBIT B

INDEMNIFICATION AGREEMENT
This Agreement, made and entered into effective as of the 14th day of September, 2010 (“Agreement”), by and between Clark Holdings Inc., a Delaware corporation (“Corporation”), and Larry Hughes (“Indemnitee”):

WHEREAS, highly competent persons recently have become more reluctant to serve as directors, officers, or in other capacities of publicly held corporations and other corporations that have non-employee investors among their stockholders or conduct operations in regulated industries unless they are provided with better protection from the risk of claims and actions against them arising out of their services to and activities on behalf of such corporation; and

WHEREAS, the adoption of The Sarbanes-Oxley Act of 2002 and other laws, rules and regulations being promulgated have increased the potential for liability of officers and directors; and

WHEREAS, the Corporation has determined that the inability to attract and retain such persons is detrimental to the best interests of the Corporation’s stockholders and that such persons should be assured that they will have better protection in the future; and

WHEREAS, it is reasonable, prudent and necessary for the Corporation to obligate itself contractually to indemnify such persons to the fullest extent permitted by applicable law so that such persons will serve or continue to serve the Corporation free from undue concern that they will not be adequately indemnified; and

WHEREAS, this Agreement is a supplement to and in furtherance of Article VII of the By-laws of the Corporation, and Article EIGHTH of the Amended and Restated Certificate of Incorporation of the Corporation, and any resolutions adopted pursuant thereto and shall neither be deemed to be a substitute therefor nor diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee is willing to continue to serve and to take on additional service for or on behalf of the Corporation on the condition that he or she be indemnified according to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

1.            Definitions.  For purposes of this Agreement:

1.1           “Change in Control” means a change in control of the Corporation occurring after the date hereof of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (“Act”), whether or not the Corporation is then subject to such reporting requirement provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if after the date hereof (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act), other than a person who is an officer or director of the Corporation on September 14, 2010 (and any of such person’s affiliates), is or becomes “beneficial owner” (as defined in Rule 13d-3 under the Act) directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the then outstanding securities of the Corporation without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors (“Board”) in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

1.2           “Corporate Status” means the status of a person who is or was a director, officer, employee, agent or fiduciary of the Corporation or of any subsidiary of the Corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation.

1.3           “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

1.4           “Expenses” means all reasonable attorneys’ fees, retainers, court costs (including trial and appeals), transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, appealing, preparing to appeal, investigating, or being or preparing to be a witness in a Proceeding.

1.5           “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Corporation or Indemnitee in any other matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.  Except as provided in the first sentence of Section 9.3 hereof, Independent Counsel shall be selected by (a) the Disinterested Directors or (b) a committee of the Board consisting of two or more Disinterested Directors or if (a) and (b) above are not possible, then by a majority of the full Board.

1.6           “Proceeding” means any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 11 of this Agreement to enforce his rights under this Agreement.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

2.           Services by Indemnitee.

Indemnitee agrees to continue to serve as a director, officer or employee of the Corporation or one or more of its subsidiaries.  Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law).

3.           Indemnification - General.

The Corporation shall indemnify, and advance Expenses to, Indemnitee as provided in this Agreement to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit.  The rights of Indemnitee provided under the preceding sentence shall include, but not be limited to, the rights set forth in the other Sections of this Agreement.

4.           Proceedings Other Than Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in this Section if, by reason of his Corporate Status, he was or is threatened to be made, a party to any threatened, pending or completed Proceeding, other than a Proceeding by or in the right of the Corporation.  Pursuant to this Section, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

5.           Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in this Section if, by reason of his Corporate Status, he is, was or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or in the right of the Corporation to procure a judgment in its favor.  Pursuant to this Section, Indemnitee shall be indemnified against Expenses and amounts paid in settlement (such settlement amounts not to exceed, in the judgment of the Board, the estimated expense of litigating the Proceeding to conclusion) actually and reasonably incurred by him or on his behalf in connection with any such Proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation.  Notwithstanding the foregoing, no indemnification against such Expenses or amounts paid in settlement shall be made in respect of any claim, issue or matter in any such Proceeding as to which Indemnitee has been adjudged to be liable to the Corporation if applicable law prohibits such indemnification unless the court in which such Proceeding shall have been brought, was brought or is pending, shall determine that indemnification against Expenses or amounts paid in settlement may nevertheless be made by the Corporation.

Client Initial _____________	Advisor Initial ____________

Everest Group International LLC	Advisory Services Agreement

6.           Indemnification for Expenses of Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified against all Expenses (and, when eligible hereunder, amounts paid in settlement) actually and reasonably incurred by him or on his behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses (and, when eligible hereunder, amounts paid in settlement) actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section, the term “successful, on the merits or otherwise,” includes, but is not limited to, (i) any termination, withdrawal, or dismissal (with or without prejudice) of any Proceeding against the Indemnitee without any express finding of liability or guilt against him, and (ii) the expiration of 90 days after the making of any claim or threat of a Proceeding without the institution of the same and without any promise or payment made to induce a settlement.

7.           Indemnification for Expenses as a Witness.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him on his behalf in connection therewith.

8.           Advancement of Expenses and Other Amounts.

The Corporation shall advance all Expenses, judgments, penalties, fines and, when eligible hereunder, amounts paid in settlement, incurred by or on behalf of Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses, judgments, penalties, fines and amounts paid in settlement, incurred by Indemnitee and shall include or be preceded or accompanied by an agreement by or on behalf of Indemnitee to repay any Expenses, judgments, penalties, fines and amounts paid in settlement advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses, judgments, penalties, fines and, when eligible hereunder, amounts paid in settlement.

9.           Procedure for Determination of Entitlement to Indemnification.

9.1           To obtain indemnification under this Agreement in connection with any Proceeding, and for the duration thereof, Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Corporation shall, promptly upon receipt of any such request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

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Everest Group International LLC	Advisory Services Agreement

9.2           Upon written request by Indemnitee for indemnification pursuant to Section 9.1 hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in such case:  (i) if a Change in Control shall have occurred, by Independent Counsel (unless Indemnitee shall request that such determination be made by the Board or the stockholders, in which case in the manner provided for in clauses (ii) or (iii) of this Section 9.2) in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; (ii) if a Change of Control shall not have occurred, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors, or (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable, by a majority of a committee of the Board consisting of two or more Disinterested Directors, or (C) by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (D) by the stockholders of the Corporation, by a majority vote of a quorum consisting of stockholders who are not parties to the proceeding, or if no such quorum is obtainable, by a majority vote of stockholders who are not parties to such proceeding; or (iii) as provided in Section 10.2 of this Agreement.  If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination.  Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Corporation (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Corporation hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

9.3           If a Change of Control shall have occurred, Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board), and Indemnitee shall give written notice to the Corporation advising it of the identity of Independent Counsel so selected.  In either event, Indemnitee or the Corporation, as the case may be, may, within seven days after such written notice of selection shall have been given, deliver to the Corporation or to Indemnitee, as the case may be, a written objection to such selection.  Such objection may be asserted only on the ground that Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  If such written objection is made, Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 9.1 hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction, for resolution of any objection which has been made by the Corporation or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under Section 9.2 hereof. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with its actions pursuant to this Agreement, and the Corporation shall pay all reasonable fees and expenses incident to the procedures of this Section 9.3, regardless of the manner in which such Independent Counsel was selected or appointed.  Upon the due commencement date of any judicial proceeding pursuant to Section 11.1(iii) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

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Everest Group International LLC	Advisory Services Agreement

10.          Presumptions and Effects of Certain Proceedings.

10.1         In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9.1 of this Agreement, and the Corporation shall have the burden of proof to overcome that presumption by clear and convincing evidence in connection with the making by any person, persons or entity of any determination contrary to that presumption.

10.2         If the person, persons or entity empowered or selected under Section 9 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) prohibition of such indemnification under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith require(s) such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, however, that the foregoing provisions of this Section 10.2 shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 9.2 of this Agreement and if (A) within 15 days after receipt by the Corporation of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within 75 days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within 15 days after such receipt for the purpose of making such determination, such meeting is held for such purpose within 60 days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 9.2 of this Agreement.  In connection with each meeting at which a stockholder determination will be made, the Corporation shall solicit proxies that expressly include a proposal to indemnify or reimburse the Indemnitee.  The Corporation shall afford the Indemnitee ample opportunity to present evidence of the facts upon which the Indemnitee relies for indemnification in any Corporation proxy statement relating to such shareholder determination.  Subject to the fiduciary duties of its members under applicable law, the Board will not recommend against indemnification or reimbursement in any proxy statement relating to the proposal to indemnify or reimburse the Indemnitee.

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Everest Group International LLC	Advisory Services Agreement

10.3          The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

10.4         Reliance as Safe Harbor.  For purposes of this Agreement, the Indemnitee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal Proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on (i) the records or books of account of the Corporation, or another enterprise, including financial statements, (ii) information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, (iii) the advice of legal counsel for the Corporation or another enterprise, or of an independent certified public accountant or an appraiser or other expert selected with reasonable care by the Corporation or another enterprise.  The term “another enterprise” as used in this Section shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which the Indemnitee is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent.  The provisions of this Section shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth herein. Whether or not the foregoing provisions of this Section 10.4 are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal Proceeding, to have had no reasonable cause to believe Indemnitee’s conduct was unlawful. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

11.          Remedies of Indemnitee.

11.1           In the event that (i) a determination is made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) the determination of indemnification is to be made by Independent Counsel pursuant to Section 9.2 of this Agreement and such determination shall not have been made and delivered in a written opinion within 30 days after receipt by the Corporation of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 7 of this Agreement within thirty (30) days after receipt by the Corporation of a written request therefor, or (v) payment of indemnification is not made within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 9 or 10 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses, judgments, penalties, fines or, when eligible hereunder, amounts paid in settlement.  The Corporation shall not oppose Indemnitee’s right to seek any such adjudication.

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Everest Group International LLC	Advisory Services Agreement

11.2         In the event that a determination shall have been made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.

11.3         If a determination shall have been made or deemed to have been made pursuant to Section 9 or 10 of this Agreement that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) prohibition of such indemnification under applicable law.

11.4         The Corporation shall be precluded from asserting in any judicial proceeding  commenced pursuant to this Section that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all the provisions of this Agreement.

11.5         In the event that Indemnitee, pursuant to this Section, seeks a judicial adjudication of his or her rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all expenses (of the kinds described in the definition of Expenses) actually and reasonably incurred by him or her in such judicial adjudication, but only if he or she prevails therein.  If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive less than all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

12.          Procedure Regarding Indemnification.

With respect to any Proceedings, the Indemnitee, prior to taking any action with respect to such Proceeding, shall consult with the Corporation as to the procedure to be followed in defending, settling, or compromising the Proceeding and may not consent to any settlement or compromise of the Proceeding without the written consent of the Corporation (which consent may not be unreasonably withheld or delayed).  The Corporation shall be entitled to participate in defending, settling or compromising any Proceeding and to assume the defense of such Proceeding with counsel of its choice and shall assume such defense if requested by the Indemnitee.  Notwithstanding the election by, or obligation of, the Corporation to assume the defense of a Proceeding, the Indemnitee shall have the right to participate in the defense of such Proceeding and to employ counsel of Indemnitee’s choice, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel has been authorized in writing by the Company, or (ii) the Indemnitee has reasonably concluded that there may be defenses available to him or her which are different from or additional to those available to the Corporation (in which latter case the Corporation shall not have the right to direct the defense of such Proceeding on behalf of the Indemnitee), in either of which events the fees and expenses of not more than one additional firm of attorneys selected by the Indemnitee shall be borne by the Corporation.  If the Corporation assumes the defense of a Proceeding, then counsel for the Corporation and Indemnitee shall keep Indemnitee reasonably informed of the status of the Proceeding and promptly send to Indemnitee copies of all documents filed or produced in the Proceeding, and the Corporation shall not compromise or settle any such Proceeding without the written consent of the Indemnitee (which consent may not be unreasonably withheld or delayed) if the relief provided shall be other than monetary damages and shall promptly notify the Indemnitee of any settlement and the amount thereof.

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Everest Group International LLC	Advisory Services Agreement

13.	Non-Exclusivity; Survival of Rights; Insurance; Subrogation; Contribution.

13.1         The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation or by-laws of the Corporation, any agreement, a vote of stockholders or a resolution of directors, or otherwise.  No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to any Indemnitee with respect to any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

13.2         To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies.

13.3         In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are reasonably necessary to enable the Corporation to bring suit to enforce such rights.

13.4         The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

13.5         (a)           If a determination is made that Indemnitee is not entitled to indemnification, after Indemnitee submits a written request therefor, under this Agreement, then in respect of any threatened, pending or completed Proceeding in which the Corporation is jointly liability with the Indemnitee (or would be if joined in such Proceeding), the Corporation shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement by the Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Corporation on the one hand and the Indemnitee on the other hand from the transaction from which Proceeding arose, and (ii) the relative fault of the Corporation on the one hand and of the Indemnitee on the other hand in connection with the events that resulted in such Expenses, judgments, fines or amounts paid in settlement, as well as any other relevant equitable considerations.  The relative fault of the Corporation on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses, judgments, fines or amounts paid in settlement.  The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or any other method of allocation that does not take into account the foregoing equitable considerations.

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(b)          The determination as to the amount of the contribution, if any, shall be made by:

(i)           a court of competent jurisdiction upon the applicable of both the Indemnitee and the Corporation (if the Proceeding had been brought in, and final determination had been rendered by such court);

(ii)          the Board by a majority vote of a quorum consisting of Disinterested Directors; or

(iii)         Independent Counsel, if a quorum is not obtainable for purpose of (ii) above, or, even if obtainable, a quorum of Disinterested Directors so directs.

14.          Duration of Agreement.

This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director of the Corporation, or (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses, judgments, penalties, fines or amounts paid in settlement hereunder and or any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement.  This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of Indemnitee and his spouse, heirs, executors, personal representatives and administrators.

15.          Severability.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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Everest Group International LLC	Advisory Services Agreement

16.          Entire Agreement.

This Agreement constitutes the entire agreement between the Corporation and the Indemnitee with respect to the subject matter hereof and supercedes all prior agreements, understanding, negotiations and discussion, both written and oral, between the parties hereto with respect to such subject matter (the “Prior Agreements”); provided, however, that if this Agreement shall ever be held void or unenforceable for any reasons whatsoever, and is not reformed pursuant to Section 15 hereof, then (i) this Agreement shall not be deemed to have superceded any Prior Agreements; (ii) all of such Prior Agreements shall be deemed to be in full force and effect notwithstanding the execution of this Agreement; and (iii) the Indemnitee shall be entitled to maximum indemnification benefits provided under any Prior Agreements, as well as those provided under applicable law, the certificate of incorporation or by-laws of the Corporation, a vote of stockholders or resolution of directors.

17.          Exception to Right of Indemnification or Advancement of Expenses.

Except as provided in Section 11.5, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any claim therein, brought or made by him against the Corporation.

18.          Covenant Not to Sue; Limitation of Actions; Release of Claims.

No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Corporation (or any of its subsidiaries) against the Indemnitee, his spouse, heirs, executors, personal representatives or administrators after the expiration of two (2) years from the date of accrual of such cause of action and any claim or cause of action of the Corporation (or any of its subsidiaries) shall be extinguished and deemed released unless asserted by the filing of a legal action within such two (2) year period; provided, however, that if any shorter period of limitation is otherwise applicable to any such cause of action, such shorter period shall govern.

19.          Identical Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

20.          Headings.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

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Everest Group International LLC	Advisory Services Agreement

21.          Modification and Waiver.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

22.          Notice by Indemnitee.

Indemnitee agrees promptly to notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating any Proceeding or matter which may be subject to indemnification or advancement of Expenses, judgments, penalties, fines or amounts paid in settlement covered hereunder.

23.          Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom such notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

If to Indemnitee, to:

[The address indicated below Indemnitee’s signature on the signature page hereto]

If to the Corporation, to:

Clark Holdings Inc.
121 NewYork Avenue
Hillside Ave. Building
Trenton, New Jersey 08638
Attention:  Chief Executive Officer

or to such other address or such other person as Indemnitee or the Corporation shall designate in writing in accordance with this Section, except that notices regarding changes in notices shall be effective only upon receipt.

24.          Governing Law.

The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed in that state without giving effect to the principles of conflicts of laws.

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Everest Group International LLC	Advisory Services Agreement

25.          Miscellaneous.

Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

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Everest Group International LLC	Advisory Services Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CLARK HOLDINGS INC.

By:
Name: Gregory Burns
Title: CEO

INDEMNITEE

Larry Hughes

Address of Indemnitee:

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